Exhibit 99.1

Hampden Bancorp, Inc. Reports 19% Increase in Six Month Net Income, Reports Authorization of a Sixth Stock Repurchase Program, and Declares 33% Increase in Cash Dividend

SPRINGFIELD, Mass.--(BUSINESS WIRE)--February 7, 2012--Hampden Bancorp, Inc. (the “Company”) (NASDAQ - HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and six months ended December 31, 2011.

The Company had net income for the three months ended December 31, 2011 of $694,000, or $0.12 per fully diluted share, as compared to $491,000, or $0.08 per fully diluted share, for the same period in 2010. The Company had an increase in net interest income of $197,000 for the three months ended December 31, 2011 compared to the three months ended December 31, 2010. There was a decrease in interest and dividend income, including fees, of $362,000, or 5.6%, for the three months ended December 31, 2011 compared to the three months ended December 31, 2010. This decrease in interest income was mainly due to a decrease in loan income of $257,000 and a decrease in debt securities income of $100,000. For the three month period ended December 31, 2011, interest expense decreased by $559,000, or 28.7%, compared to the three month period ended December 31, 2010. This decrease in interest expense included a decrease in deposit interest expense of $383,000 and a decrease in borrowing interest expense of $176,000, which was due to a decrease in the rates on deposits and a decrease in the average balance of borrowed funds from the Company paying off some higher rate borrowings and restructuring of debt in the first quarter of 2012. The provision for loan losses decreased $200,000 for the three month period ended December 31, 2011 compared to the same period in 2010. The decrease in the provision for loan losses is due to decreases in delinquent loans, decreases in non-accrual loans, and some improvement in general economic conditions. The increase in non-interest expense of $82,000, or 1.9%, for the three months ended December 31, 2011 compared to the same period in 2010 was primarily due to increases in salaries and employee benefits, professional fees, and a writedown on other real estate owned. Our combined federal and state effective tax rate was 34.2% for the three months ended December 31, 2011 compared to 35.1% for the same period in 2010.

The Company had net income for the six months ended December 31, 2011 of $1.2 million, or $0.20 per fully diluted share, as compared to $1.0 million, or $0.16 per fully diluted share, for the same period in 2010. The Company had an increase in net interest income of $355,000 for the six months ended December 31, 2011 compared to the six months ended December 31, 2010. There was a decrease in interest and dividend income, including fees, of $789,000, or 6.0%, for the six months ended December 31, 2011 compared to the six months ended December 31, 2010. This decrease in interest income was mainly due to a decrease in loan income of $544,000 and a decrease in debt securities income of $236,000. For the six month period ended December 31, 2011, interest expense decreased by $1.1 million, or 27.8%, compared to the six month period ended December 31, 2010. This decrease in interest expense included a decrease in deposit interest expense of $810,000 and a decrease in borrowing interest expense of $334,000, which was due to a decrease in the rates on deposits and a decrease in the average balance of borrowed funds from the Company paying off some higher rate borrowings and restructuring of debt in the first quarter of 2012. The provision for loan losses decreased $200,000 for the six month period ended December 31, 2011 compared to the same period in 2010. The decrease in the provision for loan losses is due to decreases in delinquent loans, decreases in non-accrual loans, and some improvement in general economic conditions. The increase in non-interest expense of $255,000, or 3.0%, for the six months ended December 31, 2011 compared to the same period in 2010 was mainly due to increases in salaries and employee benefits, professional fees, and a writedown on other real estate owned. Our combined federal and state effective tax rate was 34.2% for the six months ended December 31, 2011 compared to 35.4% for the same period in 2010.

The Company’s total assets decreased $5.1 million, or 0.9%, from $573.3 million at June 30, 2011 to $568.2 million at December 31, 2011. Net loans, including loans held for sale, increased $1.7 million, or 0.4%, to $399.8 million at December 31, 2011. Securities decreased $5.8 million, or 5.2%, to $106.1 million as of December 31, 2011 compared to June 30, 2011, and cash and cash equivalents decreased $6.2 million, or 19.9%, to $24.9 million at December 31, 2011.

Non-performing assets totaled $6.6 million or 1.16% of total assets, at December 31, 2011 compared to $7.5 million, or 1.30% of total assets, at June 30, 2011. Total non-performing assets included $5.5 million of non-performing loans and $1.1 million of other real estate owned. From June 30, 2011 to December 31, 2011, residential mortgage non-performing loans have decreased $535,000, commercial real estate non-performing loans have decreased $187,000, and consumer, including home equity, non-performing loans have decreased $41,000. Commercial non-performing loans have increased $50,000. Impaired loans totaled $17.7 million as of December 31, 2011. The Company has established $590,000 in specific reserves for impaired loans. Management believes that a 1.39% allowance for loan losses to total loans ratio is sufficient to cover estimated losses. The allowance for loan losses to non-performing loans ratio increased from 88.06% at June 30, 2011 to 101.22% at December 31, 2011.

Deposits increased $9.7 million, or 2.3%, to $427.0 million at December 31, 2011 from $417.3 million at June 30, 2011. Demand deposits increased $8.0 million, money market accounts increased $7.0 million, savings accounts increased $6.1 million, and NOW accounts increased $1.3 million. Certificates of deposits decreased $12.8 million.

Short-term borrowings, consisting of repurchase agreements, decreased $765,000, or 10.6%, to $6.5 million at December 31, 2011 from $7.2 million at June 30, 2011. Long-term debt decreased $6.3 million, or 13.2%, to $41.2 million at December 31, 2011 from $47.5 million at June 30, 2011.

Stockholders’ equity decreased $7.2 million, or 7.7%, to $86.4 million at December 31, 2011 from $93.5 million at June 30, 2011. During the six months ended December 31, 2011, the Company purchased 694,368 shares of Company stock for $8.6 million, at an average price of $12.43 per share pursuant to the Company’s third, fourth and fifth stock repurchase programs, which were previously announced in June 2010, December 2010, and November 2011, respectively. The Company’s third stock repurchase program was completed on August 26, 2011. The Company’s fourth stock repurchase program was completed on November 4, 2011. The Company’s fifth stock repurchase program was completed on December 21, 2011. In addition, the Company repurchased 1,281 shares of Company stock, at an average price of $13.10 per share, in the first quarter of fiscal 2012 in connection with the vesting of certain restricted stock grants issued pursuant to our 2008 Equity Incentive Plan. The Company repurchased these shares from the employee plan participant for settlement of tax withholding obligations. Our ratio of capital to total assets decreased to 15.2% at December 31, 2011 compared to 16.3% at June 30, 2011.

Thomas R. Burton, Vice Chairman and CEO stated, “Economic conditions in the first half of our fiscal year appear stronger than a year ago. We are seeing an increase in our commercial loan backlog as companies appear to be more comfortable borrowing to expand their businesses. Non accrual loans and impaired loans continue to decline as we see overall asset quality improve. This improvement is reflected in a lower provision for loan losses while still maintaining strong ratios related to our allowance for loan losses. Overall earnings have improved as our cost of funds continues to decline and expenses are kept under control. During the past quarter, we purchased 556,886 shares of our stock as part of our fourth and fifth stock buyback programs enhancing book value of remaining shares. The Board of Directors voted today to establish its sixth stock buyback program of an additional 5% of the outstanding shares.”

The Company announced today that the Board of Directors of the Company declared and increased the quarterly cash dividend to $0.04 per common share, payable on February 28, 2012, to shareholders of record at the close of business on February 14, 2012.

The Company also announced today that its Board of Directors authorized a sixth stock repurchase program (the “Stock Repurchase Program”) for the purchase of up to 304,280 shares, or approximately 5%, of the Company’s outstanding common stock. Any repurchases under the Stock Repurchase Program will be made through open market purchase transactions from time to time. The amount and exact timing of any repurchases will depend on market conditions and other factors, at the discretion of management of the Company, and it is intended that the Stock Repurchase Program will complete all repurchases within twelve months after its commencement. There is no assurance that the Company will repurchase shares during any period.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

HAMPDEN BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(unaudited)

	At December 31,	At June 30,
	2011	2011
Selected Financial Condition Data:	(In Thousands)

Total assets	$568,233	$573,326
Loans, net (1)	399,819	398,108
Securities	106,139	111,919
Deposits	426,987	417,255
Short-term borrowings, consisting of repurchase agreements	6,468	7,233
Long-term debt	41,223	47,478
Total stockholders' equity	86,362	93,516
(1) Includes loans held for sale of $1,318,000 at December 31, 2011, and $400,000 at June 30, 2011.

	For The Three Months Ended December 31,		For The Six Months Ended December 31,
	2011	2010	2011	2010
Selected Operating Results:	(In thousands, except share data)		(In thousands, except share data)

Interest and dividend income, including fees	$6,112	$6,474	$12,354	$13,143
Interest expense	1,391	1,950	2,975	4,119
Net interest income	4,721	4,524	9,379	9,024
Provision for loan losses	100	300	400	600
Net interest income after provision for loan losses	4,621	4,224	8,979	8,424
Non-interest income	565	571	1,277	1,218
Gain on sales and calls of securities and loans, net	197	209	306	398
Non-interest expense	4,329	4,247	8,694	8,439
Income before income tax expense	1,054	757	1,868	1,601
Income tax expense	360	266	639	567
Net income	$694	$491	$1,229	$1,034

Basic earnings per share	$0.12	$0.08	$0.20	$0.16
Basic weighted average shares outstanding	5,861,220	6,187,615	6,029,351	6,282,785

Diluted earnings per share	$0.12	$0.08	$0.20	$0.16
Diluted weighted average shares outstanding	5,951,755	6,241,092	6,120,809	6,326,979

	For The Three Months Ended December 31,		For The Six Months Ended December 31,
	2011	2010	2011	2010
Selected Ratios:

Performance Ratios: (1)
Return on average assets (ratio of net income to average total assets)	0.49%	0.34%	0.43%	0.36%
Return on average equity (ratio of net income to average equity)	3.09%	2.09%	2.68%	2.22%
Average interest rate spread (2)	3.25%	2.95%	3.20%	2.89%
Net interest margin (3)	3.56%	3.34%	3.52%	3.30%
Efficiency ratio (4)	78.95%	80.07%	79.31%	79.31%
Non-interest expense to average total assets	3.07%	2.98%	3.07%	2.94%
Non-interest income to average total assets	0.54%	0.55%	0.56%	0.56%
Dividend pay-out ratio (5)	26.39%	41.68%	29.80%	39.59%

(1) Ratios for the three and six months ended December 31, 2011 and 2010 are annualized.
(2) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets.
(4) The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.
(5) Dividends declared per share divided by basic net income per common share.

	At December 31,	At September 30,	At June 30,
	2011	2011	2011
Asset Quality Ratios:
Non-performing loans to total loans	1.37%	1.48%	1.55%
Non-performing assets to total assets	1.16%	1.26%	1.30%
Allowance for loan losses to non-performing loans	101.22%	97.09%	88.06%
Allowance for loan losses to total loans	1.39%	1.44%	1.37%

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
CFO, Treasurer, and Senior Vice President
rmassey@hampdenbank.com